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                                                                     EXHIBIT 11


                     COMPUTER NETWORK TECHNOLOGY CORPORATION

       Statement Re: Computation of Net Income Per Basic and Diluted Share
                      (in thousands, except per share data)
                                   (Unaudited)

                                                                               Weighted Average         Per Share
                                                         Net Income           Shares Outstanding          Amount
                                                         ----------           ------------------          ------
Three Months Ended October 31, 2000:
    Basic                                                $    3,705                 25,248              $    .15
    Dilutive effect of employee stock purchase
    awards and options(1)                                         -                  2,610                  (.02)
                                                        --------------------------------------------------------------
    Diluted                                              $    3,705                 27,858              $    .13
                                                        ==============================================================


Three Months Ended September 30, 1999:
    Basic                                                $    2,749                 23,441              $    .12
    Dilutive effect of employee stock purchase
    awards and options(1)                                         -                  2,266                  (.01)
                                                        --------------------------------------------------------------
    Diluted                                              $    2,749                 25,707              $    .11
                                                        ==============================================================

Nine Months Ended October 31, 2000:
    Basic                                                $    7,588                 24,432              $    .31
    Dilutive effect of employee stock purchase
    awards and options(1)                                         -                  2,303                  (.03)
                                                        --------------------------------------------------------------
    Diluted                                              $    7,588                 26,735              $    .28
                                                        ==============================================================

Nine Month Ended September 30, 1999:
    Basic                                                $    7,232                 22,998              $    .31
    Dilutive effect of employee stock purchase
    awards and options(1)                                         -                  2,554                  (.03)
                                                        --------------------------------------------------------------
    Diluted                                              $    7,232                 25,552              $    .28
                                                        ==============================================================

(1) Potential dilutive securities, consisting of outstanding stock options and shares issuable under the employee stock purchase plan, are included in the computation of diluted net income per share using the treasury stock method.